Exhibit 99.1

News Release

For Further Information
Investor Relations:                          Derek Drysdale, (816) 854-4513, derek.drysdale@hrblock.com
Media Relations:                              Gene King, (816) 854-4672, gene.king@hrblock.com

H&R Block Reports Interim U.S. Tax Results Through Feb. 28; Fiscal 2012 Third Quarter Results Ended Jan. 31

Interim tax results through Feb. 28
•	Total tax returns prepared grow 5.1 percent
•	Total retail returns prepared up 1.6 percent
•	Total online1returns prepared increase more than 20 percent; total digital returns up nearly 13 percent
•	Total H&R Block Emerald Prepaid MasterCard® units up 22 percent to 2.6 million

Fiscal third quarter results ended Jan. 31
•	Net loss from continuing operations of $3.6 million, or $0.01 per share2, compared to prior year loss of $11.0 million, or $0.04 per share
•	Total revenues down 2.5 percent to $663.3 million
•	Minimum equity covenant on company’s committed line of credit lowered by $150 million to $500 million

For Immediate Release March 7, 2012

KANSAS CITY, Mo. – H&R Block, Inc. (NYSE: HRB) today released interim period U.S. tax results through Feb. 28, 2012.  Total U.S. tax returns prepared fiscal year-to-date through Feb. 28 grew 5.1 percent compared to the prior year.  Total retail returns prepared increased 1.6 percent for the comparable period. Total digital tax returns increased 12.6 percent, including a 20.4 percent increase in online filings.

“With the first half of the tax season now behind us, I am pleased by the 5 percent growth in U.S. tax returns prepared to date,” said Bill Cobb, H&R Block’s president and chief executive officer. “We continue to work to position the company for long-term growth in revenue and earnings.”

Fiscal Third Quarter Results

The company also reported fiscal third quarter results ended Jan. 31, 2012.  The company reported a net loss from continuing operations of $3.6 million, or $0.01 per share for the quarter, compared to a loss of $11.0 million, or $0.04 per share in the prior year period.  Total revenues fell 2.5 percent to $663.3 million.

1Total online returns prepared exclude software-based and Free File Alliance (“FFA”) returns.
2All per share amounts are based on fully diluted shares.

Due to the seasonality of its Tax Services business segment, the company normally reports an operating loss for the first nine months of its fiscal year.  For the nine months ended Jan. 31, 2012, the company reported a net loss from continuing operations of $245.7 million, or $0.82 per share, compared with a prior year loss of $250.3 million, or $0.80 cents per share.  Nine-month revenues fell 0.7 percent to $893.1 million.

Tax Services

Total segment revenues for the third quarter ended Jan. 31, declined 2.5 percent year-over-year to $655.7 million.  Tax preparation and related revenues through Jan. 31 increased 10.0 percent, or $48.5 million, due to growth in total tax returns prepared.

Higher tax preparation revenues were offset by a decline in financial product revenues.  In line with the company’s continued focus on attracting and retaining clients through value offerings, refund anticipation checks (“RACs”) were offered free to clients electing to deposit their refund on an H&R Block Emerald Prepaid MasterCard®.  This promotion, which expired on Feb. 4, resulted in a significant increase in Emerald Card units from tax preparation clients through Jan. 31, but a decline of $30.3 million in quarterly RAC revenues.  The company also changed its underwriting criteria for its Emerald Advance program in fiscal 2012.  While this change led to a $16.1 million decline in interest income, associated credit losses fell by $36.6 million compared to the prior year.  Prior year results also included $16.3 million of non-recurring revenue from a terminated RAL contract.

The segment’s pretax income increased to $31.7 million, compared to income of $4.1 million a year ago.  This improvement was primarily due to the lower credit losses and a decline in impairment and litigation related charges, partially offset by increased marketing expense and the decline in revenues.

Nine-month segment revenues fell 0.8 percent to $868.1 million.  The pretax loss for the first nine months of fiscal 2012 was $311.7 million, compared to a loss of $324.9 million in the prior-year period.

Corporate

Corporate includes support department costs, such as finance and legal, as well as net interest margin and other gains/losses associated with H&R Block Bank’s mortgage portfolio. Third quarter corporate revenues of $7.6 million were essentially flat to the prior year.  The segment’s pretax loss of $32.7 million for the third quarter ended Jan. 31, 2012, compared to a loss of $30.1 million in the prior year.

Nine-month corporate revenues grew 2.5 percent to $25.0 million.  The pretax loss for the first nine months of fiscal 2012 was $93.8 million, compared to a loss of $91.8 million in the prior-year period.

Discontinued Operations

Discontinued operations includes the results of RSM McGladrey (“RSM”) and Sand Canyon Corporation, formerly known as Option One Mortgage Corporation, and its subsidiaries (“SCC”).

During the third quarter, SCC received new claims for alleged breaches of representations and warranties in the principal amount of $35 million.  SCC completed a review of prior period claims with an approximate principal balance of $220 million. Claims found to be valid in the third quarter have estimated losses totaling $1.2 million.  As payments related to these valid claims remained pending at Jan. 31, SCC’s accrual for representation and warranty liabilities remained unchanged from the prior quarter at $143 million.  At Jan. 31, total claims of $399 million remain subject to review.

Discontinued operations reported third quarter net income of $0.2 million compared to a net loss of $1.7 million in the prior-year period.  For the first nine months of fiscal 2012, the net loss in discontinued operations increased to $74.4 million, or $0.25 per share, compared to a loss of $2.2 million, or $0.01 per share in the prior year period.  The increase fiscal year-to-date is primarily due to the net loss of $37.1 million on the sale of RSM and increased loss provisions for litigation and representation and warranty claims.

Committed Line of Credit (“CLOC”)

The company also announced today an amendment of its CLOC that reduced its minimum equity covenant by $150 million to $500 million.  The company expects to refinance the CLOC, which expires in July 2013, during fiscal year 2013.

Dividend

A previously announced quarterly cash dividend of 20 cents per share is payable April 2, 2012, to shareholders of record March 12, 2012.

Conference Call

At 4:30 p.m. Eastern today, the company will host a conference call for analysts, institutional investors and shareholders. To access the call, please dial the number below approximately five to 10 minutes prior to the scheduled starting time:

             U.S./Canada (877) 809-6980 or International (706) 634-7287

             Conference ID: 48334982

The call will also be webcast in a listen-only format for the media and public. The link to the webcast can be accessed on the company's investor relations Web site at www.hrblock.com

A replay of the call will be available beginning at 6:30 p.m. Eastern on March 7 and continuing until March 20, 2012, and may be accessed by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International). The conference ID is 48334982. The webcast will be available for replay beginning on March 8.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,”

“should,” “could” or “may.” Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. They may include estimates of revenues, income, earnings per share, capital expenditures, dividends, liquidity, capital structure or other financial items, descriptions of management's plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes, except as required by federal securities laws. By their nature, forward-looking statements are subject to risks and uncertainties. For a discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s 2011 Annual Report on Form 10-K and in other filings by the company with the Securities and Exchange Commission.

About H&R Block
H&R Block, Inc. (NYSE: HRB) has prepared more than 575 million tax returns worldwide since 1955, making it the country’s largest tax services provider. In fiscal 2011, H&R Block had annual revenues of nearly $3.0 billion and prepared more than 24.5 million tax returns worldwide, including Canada and Australia. Tax return preparation services are provided in company-owned and franchise retail tax offices by approximately 100,000 professional tax preparers, and through H&R Block At Home™ digital products. H&R Block Bank provides affordable banking products and services. For more information, visit the H&R Block Online Press Center.

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KEY OPERATING RESULTS
Unaudited, amounts in thousands, except per share data

	Three months ended January 31,
	Revenues		Income (loss)
	2012	2011	2012	2011

Tax Services	$ 655,701	$ 672,810	$ 31,716	$ 4,114
Corporate and Eliminations	7,579	7,486	(32,742)	(30,082)
	$ 663,280	$ 680,296	(1,026)	(25,968)
Income tax (benefit)			2,541	(14,934)
Net loss from continuing operations			(3,567)	(11,034)
Net income (loss) from discontinued operations			218	(1,687)
Net loss			$ (3,349)	$ (12,721)

Basic and diluted loss per share:
Net loss from continuing operations			$ (0.01)	$ (0.04)
Net loss from discontinued operations			-	-
Net loss			$ (0.01)	$ (0.04)

Basic and diluted shares outstanding			292,963	305,144

	Nine months ended January 31,
	Revenues		Income (loss)
	2012	2011	2012	2011

Tax Services	$ 868,144	$ 875,376	$ (311,733)	$ (324,865)
Corporate and Eliminations	24,953	24,345	(93,823)	(91,770)
	$ 893,097	$ 899,721	(405,556)	(416,635)
Income tax benefit			(159,821)	(166,349)
Net loss from continuing operations			(245,735)	(250,286)
Net loss from discontinued operations			(74,436)	(2,165)
Net loss			$ (320,171)	$ (252,451)

Basic and diluted loss per share:
Net loss from continuing operations			$ (0.82)	$ (0.80)
Net loss from discontinued operations			(0.25)	(0.01)
Net loss			$ (1.07)	$ (0.81)

Basic and diluted shares outstanding			299,450	310,546

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
    Basic earnings per share is computed using the two-class method and is based on the weighted average number of shares outstanding.  The dilutive effect of potential common shares is included in diluted earnings per share, except in those periods with a loss from continuing operations.
     In November 2011, we sold substantially all assets of RSM McGladrey, Inc. (RSM) to McGladrey & Pullen LLP (M&P) for net cash proceeds of $495.6 million. We also received a short-term note in the amount of $32.3 million and a long-term note in the amount of $54.0 million. M&P assumed substantially all liabilities of RSM, including contingent payments and lease obligations. We have indemnified M&P for certain litigation matters as discussed in note 13. The net after tax loss on the sale of RSM totaled $37.1 million, which includes an $85.4 million impairment of goodwill recorded in our first quarter and tax benefits of $20.5 million recorded in the third quarter associated with capital loss carry-forwards utilized.
     In the first quarter, we also announced we were evaluating strategic alternatives for RSM EquiCo, Inc. (EquiCo), and effective January 31, 2012, we sold the assets of EquiCo’s subsidiary, McGladrey Capital Markets LLC (MCM), for cash proceeds of $1.0 million. We have indemnified the buyer for certain litigation matters related to this business. The net after tax loss on the sale of MCM totaled $12.4 million and included a $14.3 million impairment of goodwill recorded in our first quarter. The remaining EquiCo businesses will be wound down.
     As of January 31, 2012, the results of operations of these businesses are presented as discontinued operations in the condensed consolidated financial statements. All periods presented in our condensed consolidated balance sheets and statements of operations have been reclassified to reflect our discontinued operations.

CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited, amounts in thousands, except per share data

	January 31,	January 31,	April 30,
	2012	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$ 1,218,984	$ 1,465,690	$ 1,677,844
Cash and cash equivalents - restricted	34,168	36,113	48,383
Receivables, net	1,035,902	1,173,472	230,172
Prepaid expenses and other current assets	230,612	303,924	191,360
Assets of discontinued operations, held for sale	-	861,428	900,328
Total current assets	2,519,666	3,840,627	3,048,087

Mortgage loans held for investment, net	430,189	513,192	485,008
Investments in available-for-sale securities	312,183	27,650	163,836
Property and equipment, net	260,755	268,639	255,298
Intangible assets, net	268,148	280,281	275,342
Goodwill	433,595	434,989	434,151
Other assets	628,253	480,201	627,731
Total assets	$ 4,852,789	$ 5,845,579	$ 5,289,453

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Customer banking deposits	$ 1,587,988	$ 1,855,195	$ 852,220
Accounts payable, accrued expenses and other current liabilities	597,644	606,463	550,982
Accrued salaries, wages and payroll taxes	130,245	104,858	208,748
Accrued income taxes	40,596	96,614	458,911
Current portion of long-term debt	630,996	551	557
Commercial paper borrowings	230,947	632,566	-
Federal Home Loan Bank borrowings	25,000	50,000	25,000
Liabilities of discontinued operations, held for sale	-	228,834	241,562
Total current liabilities	3,243,416	3,575,081	2,337,980

Long-term debt	409,241	1,039,237	1,039,527
Federal Home Loan Bank borrowings	-	25,000	-
Other noncurrent liabilities	393,683	378,578	462,372
Total liabilities	4,046,340	5,017,896	3,839,879

Stockholders' equity:
Common stock, no par, stated value $.01 per share	3,994	4,124	4,124
Additional paid-in capital	797,853	809,733	812,666
Accumulated other comprehensive income	7,409	7,162	11,233
Retained earnings	2,018,252	2,045,447	2,658,103
Less treasury shares, at cost	(2,021,059)	(2,038,783)	(2,036,552)
Total stockholders' equity	806,449	827,683	1,449,574
Total liabilities and stockholders' equity	$ 4,852,789	$ 5,845,579	$ 5,289,453

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited, amounts in thousands, except per share data

	Three months ended January 31,		Nine months ended January 31,
	2012	2011	2012	2011
Revenues:
Service revenues	$ 524,240	$ 513,914	$ 717,243	$ 695,269
Product and other revenues	99,564	110,370	116,117	127,786
Interest income	39,476	56,012	59,737	76,666
	663,280	680,296	893,097	899,721

Expenses:
Cost of revenues:
Compensation and benefits	207,480	206,970	316,139	327,734
Occupancy and equipment	93,024	90,653	263,078	261,841
Depreciation and amortization of property and equipment	17,770	18,044	50,894	54,925
Provision for bad debt and loan losses	52,932	100,028	68,423	118,754
Interest	23,543	24,662	69,352	70,549
Other	60,491	54,527	127,551	118,731
	455,240	494,884	895,437	952,534
Impairment of goodwill	-	22,700	4,257	22,700
Selling, general and administrative expenses	211,736	190,639	408,144	350,201
	666,976	708,223	1,307,838	1,325,435

Operating loss	(3,696)	(27,927)	(414,741)	(425,714)
Other income, net	2,670	1,959	9,185	9,079

Loss from continuing operations before tax benefit	(1,026)	(25,968)	(405,556)	(416,635)
Income tax (benefit)	2,541	(14,934)	(159,821)	(166,349)

Net loss from continuing operations	(3,567)	(11,034)	(245,735)	(250,286)
Net income (loss) from discontinued operations	218	(1,687)	(74,436)	(2,165)

Net loss	$ (3,349)	$ (12,721)	$ (320,171)	$ (252,451)

Basic and diluted loss per share:
Net loss from continuing operations	$ (0.01)	$ (0.04)	$ (0.82)	$ (0.80)
Net loss from discontinued operations	-	-	(0.25)	(0.01)
Net loss	$ (0.01)	$ (0.04)	$ (1.07)	$ (0.81)

Basic and diluted shares outstanding	292,963	305,144	299,450	310,546

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited, amounts in thousands

	Nine months ended January 31,
	2012	2011

Net cash used in operating activities	$ (1,382,771)	$ (1,505,418)

Cash flows from investing activities:
Purchases of available-for-sale securities	(178,014)	-
Principal repayments on mortgage loans held for investment, net	35,460	45,316
Purchases of property and equipment, net	(71,549)	(51,198)
Payments made for business acquisitions, net of cash acquired	(16,022)	(50,832)
Proceeds from sales of businesses, net	533,055	62,298
Franchise loans:
Loans funded	(43,649)	(90,304)
Payments received	8,455	9,926
Other, net	55,794	38,651
Net cash provided by (used in) investing activities	323,530	(36,143)

Cash flows from financing activities:
Repayments of commercial paper	(413,221)	(2,654,653)
Proceeds from commercial paper	644,168	3,286,603
Customer banking deposits, net	735,252	1,002,274
Dividends paid	(150,058)	(140,926)
Repurchase of common stock, including shares surrendered	(180,566)	(283,494)
Proceeds from exercise of stock options, net	(324)	(866)
Other, net	(31,424)	(10,062)
Net cash provided by financing activities	603,827	1,198,876

Effects of exchange rates on cash	(3,446)	4,330

Net decrease in cash and cash equivalents	(458,860)	(338,355)
Cash and cash equivalents at beginning of the period	1,677,844	1,804,045
Cash and cash equivalents at end of the period	$ 1,218,984	$ 1,465,690

Supplementary cash flow data:
Income taxes paid, net of refunds received	$ 163,471	$ 159,916
Interest paid on borrowings	55,266	69,313
Interest paid on deposits	5,170	6,191
Transfers of foreclosed loans to other assets	6,521	12,931

Preliminary U.S. Tax Operating Data
(in thousands)

	Fiscal Year to Date as of 2/28/12	Fiscal Year to Date as of 2/28/11	Percent change
Total returns prepared: (1,2)
Company-owned operations	5,669	5,530	2.5%
Franchise operations	3,661	3,650	0.3%
Total retail operations	9,330	9,180	1.6%

Software	1,372	1,379	-0.5%
Online	2,892	2,401	20.4%
Sub-total	4,264	3,780	12.8%

Free File Alliance	508	458	10.9%
Total digital tax solutions	4,772	4,238	12.6%
	14,102	13,418	5.1%

(1)    Prior year numbers have been reclassified between company-owned and franchise operations for offices which were refranchised during either year.
(2)    Off season is defined as May 1 through October 31; Off season Retail returns (in thousands) for FY12 and FY11 are 306 and 339, respectively.  Digital off season returns (in thousands) for FY12 and FY11 were
151 and 124, respectively.